Krispy Kreme Contact:
Lafeea Watson
FOR IMMEDIATE RELEASE	336-726-8878
lwatson@krispykreme.com

Krispy Kreme Chief Financial Officer to Retire In Calendar Year 2015

WINSTON-SALEM, N.C. -- Oct. 2, 2014 -- Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that after a decade of service to the brand, Chief Financial Officer Douglas R. Muir has notified the Company of his intent to retire in calendar year 2015. The Company will be conducting a comprehensive search to identify his successor. Mr. Muir, 60, is expected to remain in his current role until his successor is in place and to provide ongoing support during the transition.

“We wish to express our heartfelt appreciation to Doug for his many years of outstanding service and commitment to Krispy Kreme,” said Tony Thompson, President and Chief Executive Officer. “Doug’s financial stewardship and profound business acumen have earned him the trust and respect of his colleagues, our Board of Directors and our shareholders. He will be missed, and we wish him all the best in his retirement."

Mr. Muir has served as Executive Vice President and Chief Financial Officer since June 2007. He joined Krispy Kreme as Chief Accounting Officer in June 2005 and had been a consultant to the Company since December 2004.

About Krispy Kreme

Krispy Kreme (NYSE: KKD) is an international retailer of premium-quality sweet treats, including its signature Original Glazed(R) doughnut. Headquartered in Winston-Salem, N.C., the Company has offered the highest-quality doughnuts and great-tasting coffee since it was founded in 1937. Today, Krispy Kreme can be found in over 875 locations in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.